Exhibit 99.1

 COLLECTORS UNIVERSE ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND TO $0.12 PER
      SHARE AND DECLARES $0.12 PER SHARE DIVIDEND FOR THIRD QUARTER ENDING
                                 MARCH 31, 2007

    NEWPORT BEACH, Calif., Dec. 5 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced that its Board of Directors has approved an increase in its cash dividend that calls for the payment of an expected total annual cash dividend of $0.48 per common share, payable in the amount of $0.12 per share per quarter. At the same time, the Board also declared a $0.12 per share cash dividend for the quarter ending March 31, 2007. That dividend will be paid on January 17, 2007 to all stockholders of record as of January 3, 2007.

    "The Board of Directors is committed to enhancing stockholder value and we believe that this increase in the regular cash dividend, from $0.08 to $0.12 per quarter, is consistent with that objective because it provides a way of returning more of the cash flow generated by our business to our loyal stockholders," announced A. Clinton Allen, Chairman of the Company's Board of Directors.

    "We believe that, even after the payment of cash dividends, the Company will have sufficient cash resources to continue the implementation of our growth strategies," added Michael R. Haynes, Chief Executive Officer. "The increased cash dividend also reflects our continued financial strength, our optimism about the Company's future financial performance and our desire to have our stockholders share directly in our continued success."

    The declaration of cash dividends in the future, pursuant to the Company's dividend policy, is subject to final determination each quarter by the Board of Directors based on a number of factors, including the Company's financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent an opportunity to generate a greater return on investment for the Company. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar in amount to the amounts described in this press release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends in the future.

    About Collectors Universe

    Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

    Cautionary Statements Regarding Forward Looking Information

    This news release contains statements regarding our expectations about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

    Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, including, but not limited to the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstones markets, will not be successful in enabling us to improve our profitability and that those businesses and the services that they provide will not gain market acceptance, or will increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006 which we filed with the Securities and Exchange Commission on September 13, 2006 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, which was filed with the Securities and Exchange Commission on November 9, 2006. Due to the above-described risks and uncertainties and those described in our 2006 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission.

    Contact:

    Joe Wallace
    Chief Financial Officer
    Collectors Universe
    949-567-1245
    Email: jwallace@collectors.com

    Brandi Piacente
    Investor Relations
    The Piacente Group, Inc.
    212-481-2050
    Email: brandi@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.
    -0-                             12/05/2006
    /CONTACT: Joe Wallace, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1245, jwallace@collectors.com; or Investor Relations, Brandi Piacente of The Piacente Group, Inc., +1-212-481-2050, brandi@thepiacentegroup.com, for Collectors Universe, Inc./
    /Web site:  http://www.collectors.com /
    (CLCT)